UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2015

Health Care REIT, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-8923	34-1096634
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
4500 Dorr Street, Toledo, Ohio	43615
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (419) 247-2800
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 23, 2015, Charles J. Herman, Jr., the President of the Seniors Housing and Post-Acute of Health Care REIT, Inc. (the “Company”), informed the Company that he wished to retire from the Company, effective July 1, 2015.

In connection with Mr. Herman’s retirement, the Company has agreed to enter into a retirement agreement (the “Agreement”) with Mr. Herman, dated effective as of July 1, 2015.  The material provisions of the Agreement are summarized below.  The Company has also entered into a consulting agreement with Mr. Herman to provide services to the Company after July 1, 2015 through December 31, 2015 at a monthly rate of $25,000.

Mr. Herman will remain an employee of the Company until July 1, 2015.  He will receive the termination benefits set forth in Section 5(a) of his employment agreement, which was previously filed with the Securities and Exchange Commission (the “Commission”) on Form 8-K dated January 5, 2009.  A description of these benefits is contained in the Company’s most recent proxy statement filed with the Commission on March 27, 2015.  In addition, his service-based stock awards will become fully vested and he will receive pro-rated payout of his award under the 2013-2015 Long-Term Incentive Program based on performance through June 30, 2015.  The Agreement also includes a customary release by Mr. Herman of claims against the Company and its affiliates.  Mr. Herman is obligated to comply with various restrictive covenants, including a non-compete, non-solicit, non-disparagement and protection of the Company’s confidential information.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTH CARE REIT, INC.

By:  /s/ THOMAS J. DEROSA

Name: Thomas J. DeRosa

Title:  Chief Executive Officer

Dated:  June 29, 2015